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                                                                  Exhibit 1.1(b)

                        Nuveen Unit Trusts, Series 130
                         Trust Indenture and Agreement

                            Dated: October 10, 2001

     This Trust Indenture and Agreement by and between Nuveen Investments, as Depositor and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Nuveen Unit Trusts, Series 104 and certain subsequent Series, effective October 5, 2000" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                               Witnesseth That:

     In consideration of the promises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                    Part I

                    Standard Terms and Conditions of Trust

     Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    Part II

                     Special Terms and Conditions of Trust

     The following special terms and conditions are hereby agreed to:

          (a) The above-referenced Series consists of the Trust Fund(s) included in the Prospectus.

          (b) The Securities defined in Section 1.01(1) listed in Schedule A hereto have been deposited in trust for the Trust Fund(s) included in the Prospectus for the above-referenced Series under this Trust Indenture and Agreement.

          (c) The fractional undivided interest in and ownership of a Trust Fund represented by each Unit for the Trust Fund on the Initial Date of Deposit is 1/(the number of Units) set forth under the caption "Statement(s) of Condition--Interest of Unitholders: Units of fractional undivided interest outstanding" in the Prospectus.
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          (d) The number(s) of Units created of a Trust Fund(s) are as set forth under the caption "Statement(s) of Condition--Interest of Unitholders:
     Units of fractional undivided interest outstanding" in the Prospectus for the Trust Fund(s).

          (e) Notwithstanding anything to the contrary, the first paragraph of
     Section 3.04(b) shall be replaced with the following:

     (b) The Trustee shall for each Trust Fund as of the close of business on the applicable Record Date compute the amount of the income distribution per Unit for the next Income Distribution Date (each such amount being herein called the "Income Distribution") (1) by determining the estimated annual dividend income to the related Trust Fund for the ensuing twelve months; (2) deducting from that amount the estimated costs and expenses to be incurred by the Trust during the twelve month period for which such dividend income has been estimated; (3) by dividing the result of the calculation performed in clauses
(1) and (2) by twelve; and (4) by dividing the result of the calculation performed pursuant to the immediately preceding clause by the number of Units outstanding on the applicable Record Date. On or shortly after each Income Distribution Date, the Trustee shall distribute with respect to each Unitholder of the Trust Fund of record at the close of business on the preceding Record Date an amount substantially equal to the Income Distribution computed as of such Record Date.

     If the Trustee determines that an event has occurred as a result of which there has resulted an excessive distribution from the Income Account, it shall reduce subsequent distributions so as to reconcile, as promptly as practicable, the aggregate net income and distributions from such Account.

     In the event the amount on deposit in the Income Account of a Trust is not sufficient for the payment of the amount of income to be distributed to Unitholders participating in such distributions on the basis of the aforesaid computations, the Trustee shall advance its own funds and cause to be deposited in and credited to such Income Account such amounts as may be required to permit payment of the income distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income received by such Trust subsequent to the date of such advance and subject to the condition that any such reimbursement shall be made only under conditions which will not reduce the funds in or available for such Income Account to an amount less than required for the next ensuing distribution of income. The Trustee's fee takes into account the costs attributable to the outlay of capital needed to make such advances. Notwithstanding the foregoing, if there has been either or both an excessive distribution as referred to in the preceding paragraph or an advance by the Trustee as provided for above, such amounts that represent the excess distributions and the advances of the Trustee are part of the expenses, disbursements and advances of the Trustee to which the Trustee is entitled to reimbursement pursuant to Section 8.05. In accordance with and pursuant to
Section 8.05 such amounts are secured by a lien upon and a security interest in the assets of the Trust Fund, may be charged against the Income and Capital Account of the Trust Fund and if the balances in such Accounts are not sufficient the Trustee may sell securities in the manner provided in Section 5.02.

        (f)  Section 10.02 is hereby replaced with the following:

Section 10.02. Initial Costs. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust Funds, and the sale of the Trust Fund Units shall be borne by the Depositor; provided, however, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust Funds subsequent to the deposits referred to in Section 2.01. At the conclusion of the primary offering period (as certified by the Depositor to the Trustee), the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Capital Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust Funds in an amount certified to the Trustee by the Depositor. In no event shall the amount paid by the Trustee to the Depositor for the Depositor's reimbursable expenses of organizing a Trust Fund exceed the estimated per Unit amount of organization costs set forth in the prospectus for the Trust Fund multiplied by the number of Units of the Trust Fund outstanding at the end of the initial offering period; nor shall the Depositor be entitled to or request reimbursement for expenses of organizing a Trust Fund incurred after the end of the initial offering period. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. Securities sold to reimburse the Depositor pursuant to this Section shall be sold by the Trustee to the extent practicable, in the percentage ratio then existing (unless the Trust Fund elects to be treated as a "regulated investment company" as defined in the United States Internal Revenue Code (the "Internal Revenue Code"), in which case sales by the Trustee shall be made in accordance with the instructions of the Depositor or its designees). The reimbursement provided for in this section shall be for the account of the Unitholders of record at the conclusion of the primary offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section 10.02 shall be held and administered as assets of the Trust Funds for all purposes hereunder. The Depositor shall deliver to the Trustee any cash identified in the Statement(s) of Condition of the Trust Funds included in the Prospectus not later than the 10 calendar days following the Initial Date of Deposit or deposit of additional Securities, as applicable and the Depositor's obligation to make such delivery shall be secured by the letter of credit deposited pursuant to Section 2.01. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section 10.02 shall be held by the Trustee, without interest, and reserved for such purpose and, accordingly, prior to the conclusion of the primary offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to the conclusion of the primary offering period, the Trustee shall pay to the Unitholder, in addition to the Redemption Value of the tendered Units, unless otherwise directed by the Depositor, an amount equal to the estimated per Unit cost of organizing the Trust Fund set forth in the Prospectus, or such lower revision thereof most recently communicated to the Trustee by the Depositor pursuant to Section 5.01, multiplied by the number of Units tendered for redemption; to the extent the cash on hand in a Trust Fund is insufficient for such payment, the Trustee shall have the power to sell Securities in accordance with Section 5.02. As used herein, the Depositor's reimbursable expenses of organizing a Trust Fund shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the agreement, and other documents relating to the Trust Fund, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust Fund, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.

          (g) The second-to-last paragraph of Section 5.01 is hereby replaced with the following:

Prior to the payment to the Depositor of its reimbursable organization costs to be made at the conclusion of the primary offering period in accordance with
Section 10.02, for purposes of determining the Trust Fund Evaluation under this
Section 5.01, the Trustee shall rely upon the amounts representing unpaid accrued organization costs in the estimated amount per Unit set forth in the Prospectus until such time as the Depositor notifies the Trustee in writing of a revised estimated amount per Unit representing unpaid accrued organization costs. Upon receipt of such notice, the Trustee shall use this revised estimated amount per Unit representing unpaid accrued organization costs in determining the Trust Fund Evaluation but such revision of the estimated expenses shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

          (h) Section 3.15 is hereby amended by replacing the second sentence with the following:

The Creation and Development Fee will accrue on a daily basis at an annual rate as set forth in the Prospectus for a Trust Fund based on a percentage of the daily net asset value of the Trust Fund. If the entire Creation and Development Fee has not been accrued and collected prior to the conclusion of the primary offering period, any remaining Creation and Development Fee will be accelerated and collected on or about the conclusion of the primary offering period.

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          In Witness Whereof, Nuveen Investments has caused this Trust
Indenture and Agreement for Nuveen Unit Trusts, Series 130 to be executed by its President, one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or its Assistant Secretary and The Bank of New York has caused this Trust Indenture and Agreement to be executed by one of its Vice Presidents or Second Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Vice Presidents; all as of the day, month and year first above written.



                                       Nuveen Investments,
                                            Depositor


                                       By /s/ Jill C. Jacobs
                                         ------------------------
                                          Authorized Officer


(Seal)

Attest:

By /s/ Nicholas Dalmaso
  -------------------------
     Assistant Secretary

                                       The Bank of New York, Trustee


                                       By /s/ Irene Guglielmo
                                         ----------------------------
                                           Vice President or
                                           Authorized Officer


(Seal)

Attest:

By /s/ Stephen W. Cook
  --------------------------


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                Schedule A to the Trust Indenture and Agreement

                        Securities Initially Deposited

                                      in

                        Nuveen Unit Trusts, SERIES 130


    (Note: Incorporated herein and made a part hereof is the "Schedule(s) of Investments" as set forth for the Trust Fund(s) in the Prospectus.)

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